                                                                 Exhibit 1.A(5)

[John Hancock LOGO]   Variable Life                          John Hancock Place
                      Insurance Company             Boston, Massachusetts 02117
                                                              [(800) -521-1234]

      INSURED         [JOHN HANCOCK]          SUM INSURED AT ISSUE   [$500,000]

POLICY NUMBER         [EV 00 000 000]         DATE OF ISSUE [SEPTEMBER 1, 2000]

         PLAN         Variable Universal Life

                  INDIVIDUAL VARIABLE UNIVERSAL LIFE INSURANCE

The John Hancock Variable Life Insurance Company ("the Company") agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary upon the death of the Insured if such death occurs while this policy is in full force, and to provide the other benefits, rights, and privileges of this policy. The Death Benefit (see Section 4) will be payable, subject to the "Deferral of Determinations and Payments" provision, on receipt at the Servicing Office of the Company of due proof of the Insured's death.

This policy, which includes the application and any Riders which are a part of this policy on delivery, is issued in consideration of the application and payment of the Minimum Initial Premium as shown on page 3.

The Policy Specifications and the conditions and provisions on this and the following pages are part of this policy.

THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY. READ YOUR POLICY CAREFULLY.

Signed for the Company at Boston, Massachusetts:

PRESIDENT                                                            SECRETARY

Variable Life Insurance policy
Flexible Premiums
Death Benefit payable at death of Insured
Not eligible for dividends
Benefits, premiums, and the Premium Class are shown in the Policy
Specifications.

TO THE EXTENT ANY BENEFIT, PAYMENT, OR VALUE UNDER THIS POLICY (INCLUDING THE ACCOUNT VALUE) IS BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, SUCH BENEFIT, PAYMENT OR VALUE MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND IS NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. THIS POLICY HAS A NO LAPSE GUARANTEE PERIOD, PROVIDED THAT PREMIUMS ARE PAID ON A TIMELY BASIS AND OTHER CONDITIONS ARE MET AS DESCRIBED IN SECTIONS 4, 6, AND 7.

RIGHT TO CANCEL--THE OWNER MAY SURRENDER THIS POLICY BY DELIVERING OR MAILING IT TO THE COMPANY AT ITS SERVICING OFFICE (OR, IF APPLICABLE, TO THE AGENT OR AGENCY OFFICE THROUGH WHICH IT WAS DELIVERED) WITHIN 10 DAYS AFTER RECEIPT BY THE OWNER OF THIS POLICY. IMMEDIATELY ON SUCH DELIVERY OR MAILING, THIS POLICY SHALL BE DEEMED VOID FROM THE BEGINNING. RECEIPT BY THE OWNER OF THIS POLICY WILL OCCUR (I) ON THE FIFTH DAY AFTER THIS POLICY HAS BEEN PLACED IN THE U.S. MAIL, FIRST CLASS POSTAGE PREPAID, ADDRESSED TO THE OWNER OR (II) ON THE DATE THE COMPANY SENDS AN ELECTRONIC MAIL MESSAGE ("E-MAIL") TO THE OWNER'S ADDRESS AS SHOWN IN THE APPLICATION CONFIRMING THAT THE POLICY IS AVAILABLE TO BE VIEWED ON THE WEBSITE USED BY THE COMPANY FOR DOCUMENT DELIVERY. A REFUND WILL BE MADE WITHIN 10 DAYS AFTER TIMELY RECEIPT FROM THE OWNER OF APPROPRIATE WRITTEN NOTICE. ANY PREMIUM RECEIVED WILL THEN BE REFUNDED.


00EVUL                                                                    E0100V

               Policy Provisions

          Section

     1.   Policy Specifications
     2.   Table Of Rates
     3.   Definitions
     4.   Death Benefit
     5.   Payments
     6.   No Lapse Guarantee
     7.   Grace Period
     8.   Account Value
     9.   Charges
    10.   Loans
    11.   Surrenders and Withdrawals
    12.   Basis of Computations
    13.   Separate Account and Fixed Account
    14.   Allocation To Subaccounts
    15.   Investment Policy Change
    16.   Annual Report To Owner
    17.   Reinstatement
    18.   Owner and Beneficiary
    19.   Interest On Proceeds
    20.   Deferral Of Determinations And Payments
    21.   Claims Of Creditors
    22.   Assignment
    23.   Incontestability
    24.   Misstatements
    25.   Suicide Exclusion
    26.   The Contract
    27.   Settlement Provisions

1. POLICY SPECIFICATIONS
------------------------

                             INSURED   [JOHN HANCOCK]                                           PLAN:   Variable Universal Life
                           ISSUE AGE   [35]                                            POLICY NUMBER:   [EV 00 000 000]
                                 SEX   [MALE]                                          DATE OF ISSUE:   [September 1, 2000]
                       PREMIUM CLASS   [STANDARD] [NONTOBACCO]
                  OWNER, BENEFICIARY   As designated in the application
                                       subject to Section 18 of the policy
       DEATH BENEFIT OPTION AT ISSUE   [Option A]
DEFINITION OF LIFE INSURANCE ELECTED   [Cash Value Accumulation Test]

                                                                                SUM INSURED AT ISSUE:   $[500,000]
                                                                                 MINIMUM SUM INSURED:   $250,000
                                                                           NO LAPSE GUARANTEE PERIOD:   The first [30] Policy Years

                       Other Benefits and Specifications
                       ---------------------------------

      AGE 100 MAINTENANCE OF DEATH BENEFIT RIDER
ACCELERATION OF LIFE INSURANCE DEATH BENEFIT FOR
         QUALIFIED LONG-TERM CARE SERVICES RIDER    Monthly Acceleration Percentage    [2]%

                                   PREMIUMS*
                                   ---------

           PLANNED PREMIUM   $[3,040] per year for [all] Policy Years
   MINIMUM INITIAL PREMIUM   $[491.25]
NO LAPSE GUARANTEE PREMIUM   $[4,190.00] per year for [30] Policy Years
          BILLING INTERVAL    [Annual]

*NOTICE: The actual premiums paid will affect the Account Value, the duration of insurance coverage, and the amount of Death Benefit as described in Section
4. EVEN IF THE PLANNED PREMIUMS SHOWN ABOVE ARE PAID AS SCHEDULED, THEY MAY NOT BE SUFFICIENT TO CONTINUE THIS POLICY IN FORCE UNTIL THE DEATH OF THE INSURED. Unless the No Lapse Guarantee feature is in effect, this policy will continue in force until the death of the Insured only if on each Grace Period Testing Date this policy's Account Value, less any indebtedness, is at least equal to all due and unpaid Policy Charges as of that date.


                                                                          E0300V

                             CURRENT POLICY CHARGES
                             ----------------------

DEDUCTION FROM PREMIUM PAYMENTS

                  TAX CHARGE     3.60% of Payments

MONTHLY DEDUCTIONS FROM ACCOUNT VALUE/1/

COST OF INSURANCE CHARGE     Determined in accordance with Section 9, and deducted for all
                             Policy Years; Maximum Monthly Rates are shown in Section 2
 ASSET-BASED RISK CHARGE     Policy Years:     Percentage of Separate Account assets:
                             -------------     --------------------------------------------------------
                             1-15                .062%
                             16-30               .033%
                             31 and later        .016%
          [RIDER CHARGES     As hereinafter shown in this Section 1]

/1/ WE RESERVE THE RIGHT TO CHANGE THE AMOUNT OR PERCENTAGE OF ANY OF THESE CHARGES, BUT NO CHARGE WILL EXCEED THE AMOUNT OR PERCENTAGE SHOWN IN THE TABLE OF MAXIMUM POLICY CHARGES AS SHOWN IN THIS SPECIFICATIONS SECTION AND SECTION 2.

                                                                          E3A00V

                                       3A

                             MAXIMUM POLICY CHARGES
                             ----------------------

DEDUCTION FROM PREMIUM PAYMENTS

                           TAX CHARGE     3.60% of Payments

MONTHLY DEDUCTIONS FROM ACCOUNT VALUE

             COST OF INSURANCE CHARGE     Determined in accordance with Section 9, and deducted for all Policy
                                          Years; Maximum Monthly Rates are shown in Section 2

              ASSET-BASED RISK CHARGE     .075% of Separate Account assets deducted for all Policy Years

                       [RIDER CHARGES     As hereinafter shown in this Section 1]

                                                                          E3B00V

                                       3B

INSURED   [JOHN HANCOCK]                        PLAN   Variable Universal Life

                                       POLICY NUMBER   [EV 00 000 000]
                              RIDER(S) DATE OF ISSUE   [September 1, 2000]



                               RIDER INFORMATION


              TYPE                                   DESCRIPTION                               RIDER CHARGES

Age 100 Maintenance of Death      While this rider is in full force and effect, the   [$.0003] per $1,000 of Net
 Benefit Rider                    Sum Insured will not be reduced to the Account      Amount at Risk deducted for
                                  Value at the Insured's age 100.  This policy will   Policy Year 6 and all Policy
                                  continue beyond the Insured's age 100 for the Sum   Years thereafter*
                                  Insured.
--------------------------------
Acceleration of Death Benefit     A portion of the policy death benefit may be        [$.07] per $1 of Section 9
 for Qualified Long-Term Care     accelerated for Qualified Long-Term Care            charges monthly for all Policy
 Services Rider                   Services, subject to the terms and conditions in    Years (not to exceed [$.10]
                                  the rider.                                          per $1 of Section 9 charges
                                                                                      monthly for all Policy Years)
---------------------------------------------------------------------------------------------------------------------

* This charge is both the current and maximum charge for this Rider.

                                                                          E3C00V

                                       3C

2.  TABLE OF RATES

A.  RATE TABLE

                  Maximum Monthly Rates per        Required Additional Death
   Age/1/      $1,000 of Net Amount at Risk/2/          Benefit Factor
----------------------------------------------------------------------------
     35                         .140                      4.2907
     36                         .147                      4.1482
     37                         .156                      4.0105
     38                         .166                      3.8777
     39                         .178                      3.7496
     40                         .191                      3.6262
     41                         .206                      3.5073
     42                         .221                      3.3929
     43                         .238                      3.2827
     44                         .256                      3.1767
     45                         .277                      3.0745
     46                         .299                      2.9762
     47                         .323                      2.8817
     48                         .349                      2.7907
     49                         .379                      2.7031
     50                         .410                      2.6189
     51                         .446                      2.5378
     52                         .489                      2.4599
     53                         .537                      2.3851
     54                         .592                      2.3134
     55                         .654                      2.2448
     56                         .722                      2.1791
     57                         .794                      2.1162
     58                         .872                      2.0560
     59                         .960                      1.9983
     60                        1.059                      1.9431
     61                        1.169                      1.8903
     62                        1.294                      1.8398
     63                        1.437                      1.7916
     64                        1.598                      1.7457
     65                        1.778                      1.7020

1. On a Policy anniversary, "age" means the age of the Insured at his or her birthday nearest that date. That "age" will apply until the next anniversary.

2. Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Sex-distinct, Smoker-distinct Mortality Table. These rates are used to determine the maximum Cost of Insurance Charges in accordance with Section 9.2.

                                                                          E0400V

2.  TABLE OF RATES

A.  RATE TABLE

                  Maximum Monthly Rates per        Required Additional Death
   Age/1/      $1,000 of Net Amount at Risk/2/          Benefit Factor
----------------------------------------------------------------------------
     66                        1.971                      1.6605
     67                        2.180                      1.6211
     68                        2.406                      1.5835
     69                        2.653                      1.5477
     70                        2.932                      1.5136
     71                        3.301                      1.4811
     72                        3.617                      1.4507
     73                        4.041                      1.4216
     74                        4.520                      1.3943
     75                        5.037                      1.3688
     76                        5.590                      1.3449
     77                        6.175                      1.3225
     78                        6.786                      1.3014
     79                        7.440                      1.2815
     80                        8.162                      1.2626
     81                        8.973                      1.2447
     82                        9.898                      1.2277
     83                       10.952                      1.2118
     84                       12.118                      1.1971
     85                       13.374                      1.1835
     86                       14.698                      1.1709
     87                       16.081                      1.1593
     88                       17.496                      1.1484
     89                       18.966                      1.1381
     90                       20.512                      1.1282
     91                       22.165                      1.1183
     92                       23.987                      1.1084
     93                       26.066                      1.0980
     94                       28.784                      1.0869
     95                       32.817                      1.0748
     96                       39.642                      1.0616
     97                       53.066                      1.0476
     98                       83.333                      1.0334
     99                       83.333                      1.0198
    100+                       0.000                      1.0000

1. On a Policy anniversary, "age" means the age of the Insured at his or her birthday nearest that date. That "age" will apply until the next anniversary.

2. Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Sex-distinct, Smoker-distinct Mortality Table. These rates are used to determine the maximum Cost of Insurance Charges in accordance with Section 9.

                                                                          E4A00V

                                       4A

3. DEFINITIONS
--------------
"ACCOUNT VALUE" is as defined in Section 8.
"AGE" means, on any policy anniversary, the age of the person in question at his or her birthday nearest that date.
"ANNUAL PROCESSING DATE" means every 12th Processing Date starting with the Processing Date next after the Date of Issue.
"DEATH BENEFIT" is defined in Section 4.
"FIXED ACCOUNT" means an account established by us which accumulates at rates which we will determine and declare from time to time, but which will not be less than 4%. The assets of a Fixed Account are invested in a segment of our General Account. The General Account consists of assets owned by us other than those in separate investment accounts established by us pursuant to applicable law.
"FUND" means each division, with a specific investment objective, of a Series Fund.
The term "GRACE PERIOD TESTING DATE" means a Processing Date on which we make the determination described in Section 7. We will determine how often a Grace Period Testing Date will occur, but it will occur no less frequently than every 3rd Processing Date.
The term "IN FULL FORCE" means that this policy has not lapsed in accordance with Section 7, or terminated in accordance with Section 10.
The term "INDEBTEDNESS" means the unpaid balance of a policy loan, including any accrued and unpaid interest.
"MINIMUM INITIAL PREMIUM" is the amount shown in Section 1.
"MODAL PROCESSING DATE" means the first Processing Date of each premium billing interval.
"NET PREMIUM" is as defined in Section 5.
"NO LAPSE GUARANTEE PREMIUM" is as defined in Section 6.
"PAYMENT" means, unless otherwise stated, payment at our Servicing Office in Boston, Massachusetts.
"PLANNED PREMIUM" is the amount shown in Section 1.
"POLICY YEAR" means (a) or (b) below whichever is applicable:
 (a) The first Policy Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;
 (b) Each subsequent Policy Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.
"PREMIUM" is as defined in Section 5.
"PROCESSING DATE" means the first day of a policy month. A policy month shall begin on the day in each calendar month which corresponds to the day of the calendar month on which the Date of Issue occurred. If the Date of Issue is the 29th, 30th, or 31st day of a calendar month, then for any calendar month which has fewer days, the first day of the policy month will be the last day of such calendar month. The Date of Issue is not a Processing Date.
"SEPARATE ACCOUNT", unmodified, means a separate investment account, established by us pursuant to applicable law, in which you are eligible to invest under this policy.
"SERIES FUND" means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company. "SERVICING OFFICE" means the Company's office which administers this policy. As of this policy's Date of Issue, the address of the Servicing Office is as shown on the back cover of this policy. The address may be changed from time to time by us. We will send written notice of any such change to your last known address.
"SUBACCOUNT" means a Variable Account or a Fixed Account.
"SURRENDER VALUE" is defined in Section 11.
"VALUATION DATE" means any date on which we are open for business, the New York Stock Exchange is open for trading, and on which a Series Fund values the shares of its Funds.
"VALUATION PERIOD" means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date. "VARIABLE ACCOUNT" means each division, with a specific investment objective, of a Separate Account. The assets of each Variable Account are invested solely in shares of the corresponding Fund of a Series Fund.
The terms "WE", "US", and "OUR" refer only to the Company.
The term "WRITTEN NOTICE" means, unless otherwise stated, a written notice received at our Servicing Office or, if permitted by our administrative practices, an electronic mail message ("e-mail") received at our Servicing Office.
The terms "YOU" and "YOUR" refer only to the Owner of this policy.

                                                                          E0500V

4. DEATH BENEFIT
----------------

The Death Benefit is payable if the Insured dies (i) prior to the Surrender Date, while the policy is in full force, and (ii) we receive due proof of death prior to payment of the Surrender Value. The Death Benefit will equal the death benefit of this policy minus any indebtedness on the date of death. We will also deduct any unpaid charges under Section 9. In addition, if the Insured dies during a grace period as described in Section 7, we will also deduct the amount of any unpaid shortfall described in that section.

The death benefit of this policy depends in part on which of the following Options is in effect. The Option as of the Date of Issue is selected in the application for this policy.

The determination of the death benefit under both of these Options will be affected by withdrawals as described in Section 11.

  OPTION A: The death benefit of this policy is the Sum Insured, plus any Required Additional Death Benefit as described below.

  OPTION B: The death benefit of this policy is the Sum Insured plus the Account Value on the date of death of the Insured, plus any Required Additional Death Benefit as described below.

If you have elected the Guideline Premium Test (as shown in "Definition of Life Insurance Elected" in Section 1) and we determine that the Premiums paid and accepted by us would cause this policy to be in violation of Section 7702 of the IRS Code or any successor provision, we reserve the right to add or increase the Sum Insured under this policy, retroactively if necessary, so that at no time is the Death Benefit less than the lowest amount necessary to ensure or maintain qualification of this policy as a life insurance contract for federal tax purposes, notwithstanding any other provisions of this policy to the contrary.

 .  REQUIRED ADDITIONAL DEATH BENEFIT FOR OPTIONS A AND B

If death benefit Option A or B has been selected, the death benefit of this policy will be increased if necessary to ensure that this policy will continue to qualify as life insurance under federal tax law. The amount of any such increase is the Required Additional Death Benefit.

With respect to Option A, the Required Additional Death Benefit on any date will be equal to the amount, if any, by which the Total Required Death Benefit as of such date, as defined below, exceeds the Sum Insured.

With respect to Option B, the Required Additional Death Benefit on any date will be equal to the amount, if any, by which the Total Required Death Benefit as of such date, as defined below, exceeds the sum of the Sum Insured and the Account Value.

The Total Required Death Benefit will equal (i) the Account Value multiplied by
(ii) the applicable Required Additional Death Benefit Factor shown in Section 2. If you have elected the Cash Value Accumulation Test (as shown in "Definition of Life Insurance Elected" in Section 1), we reserve the right to modify the Required Additional Death Benefit Factors, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for federal tax purposes, notwithstanding any other provisions of this policy to the contrary.

A charge for any Required Additional Death Benefit in effect on any Processing Date will be deducted from the Account Value on such date. Such charge will be determined as described in the Cost of Insurance Charge subsection of Section 9.

 .  CHANGE OF DEATH BENEFIT OPTION

You may change from Option B to Option A. At the time of a change from Option B to Option A, the Death Benefit under the new Option will be the same as it was under the old Option. A change from Option B will therefore increase the Sum Insured by the Account Value at the time the new Option takes effect. If you change a death benefit option, the No Lapse Guarantee Premium described in
Section 6 may increase.

 .  NO LAPSE GUARANTEE

The No Lapse Guarantee may remain in effect for a term as shown in Section 1. If on any Processing Date, the No Lapse Guarantee feature is in effect, as described herein and in Section 6, then this policy will remain in force even though unpaid Section 9 charges may exceed the Surrender Value, provided there has not been a failure to repay on a timely basis any excess indebtedness in accordance with Section 10.

 .  DEATH BENEFIT AT AND AFTER AGE 100

If this policy is in full force, on the policy anniversary nearest the Insured's 100th birthday, Death Benefit Options A and B described above will cease to
apply.   We will automatically set the Sum Insured equal to zero, and discontinue deduction of the Cost of Insurance Charge and the sum of the charges for ratings and riders which are part of the policy, if applicable, from the Account Value. As a result of such changes, the Death Benefit of this policy will thereafter be equal to the Account Value, and the applicable Required Additional Death Benefit Factor will be 1.00. In no event will premium payments be accepted after the policy anniversary nearest the Insured's 100th birthday.

5. PAYMENTS
-----------

Payments under this policy shall be made only to us at our Servicing Office. A premium reminder notice for Planned Premiums, as shown in the application for this policy, will be sent to you at the beginning of each payment interval.

When we receive a payment, we first deduct any amount specified as payment of accrued interest on loans then due under Section 10 and any amount specified as loan repayment. The remainder will constitute Premium. We then deduct the Tax Charge. The remainder will constitute Net Premium.

If coverage under this policy takes effect in accordance with the provisions of the application, we will process any premium payment as of the Valuation Period in which we receive it, unless one of the following exceptions applies:
(i) We will process a payment received prior to the Date of Issue as if received on the Date of Issue;
(ii) We will process the portion of any premium payment for which we require evidence of the Insured's continued insurability on the first Valuation Date after we have received such evidence and found it satisfactory to us;
(iii) If a payment equal to the Minimum Initial Premium is not received prior to the Date of Issue, a portion of each payment subsequently received will be processed as if received on the Date of Issue. Each such portion will be equal to the (i) Minimum Initial Premium minus (ii) all payments previously received. The remainder, if any, of each such payment will be processed as of the date of receipt;
(iv) If our receipt of any premium payment (or portion thereof) would cause a problem for this policy to qualify as a "life insurance contract" under the Federal income tax laws, we will not process such payment or portion. However, in the case of certain other tax problems, we will process the payment or portion on the first Valuation Date after we have received written instructions satisfactory to us from you to process such payment or portion notwithstanding the existence of the tax problem.

Premiums are payable in advance and a premium receipt will be furnished upon request. Except as provided above, all payments will be processed as of the date of receipt.

Subject to our maximum limits, you may pay Premiums in excess of the Planned Premium while this policy is in full force. We may require evidence of insurability for any such excess premium.

THE FOLLOWING APPLIES IF THE TAX TEST ELECTED FOR FEDERAL INCOME TAX PURPOSES IS "GUIDELINE PREMIUM TEST", AS SHOWN IN SECTION 1.

The provisions of this policy are to be interpreted to ensure or maintain qualification as a life insurance contract for federal tax purposes, notwithstanding any other provisions to the contrary. If at any time the premiums paid under this policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from this policy as of the date of its payment, together with investment experience thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess amount (plus or minus any investment experience) shall be refunded to you no later than 60 days after the end of the applicable Policy Year. If this excess amount (plus or minus any investment experience) is not refunded by then, the Sum Insured under this policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount necessary to ensure or maintain such tax qualification. In no event, however, will we refuse to accept any premium necessary to prevent this policy from terminating.

THE FOLLOWING APPLIES IF THE TAX TEST ELECTED FOR FEDERAL INCOME TAX PURPOSES IS "CASH VALUE ACCUMULATION TEST", AS SHOWN IN SECTION 1.

We reserve the right to modify the Death Benefit Factors shown in Section 2, retroactively if necessary, to ensure or maintain qualification of this policy as a life insurance contract for Federal tax purposes, notwithstanding any other provisions of this policy to the contrary.

                                                                          E0700V

6. NO LAPSE GUARANTEE
---------------------

The No Lapse Guarantee feature described in Section 4 is in effect if this policy is within the No Lapse Guarantee Period, as shown in Section 1, and the No Lapse Guarantee Premium Balance equals or exceeds the No Lapse Guarantee Premium Target described below.

The No Lapse Guarantee Premium Balance, as of any given Processing Date, equals
(a) the sum of all Premiums paid plus interest applied to each Premium payment from the date of payment to such Processing Date (with interest calculated at an annual effective rate of 4%) reduced by (b) the sum of all withdrawals as described in Section 11 plus interest applied to each withdrawal amount from the date of withdrawal to such Processing Date (with interest calculated at an annual effective rate of 4%) reduced by (c) any indebtedness.

The No Lapse Guarantee Premium Target, as of any given Processing Date, equals
(a) the Monthly No Lapse Guarantee Premium times the number of No Lapse Guarantee Premium Monthly Due Dates that have occurred since the Date of Issue (including the Date of Issue and such Processing Date) plus (b) interest applied to each Monthly No Lapse Guarantee Premium from its No Lapse Guarantee Premium Monthly Due Date to such Processing Date, with interest calculated at an annual effective rate of 4%.

No Lapse Guarantee Premium Monthly Due Date shall mean the Date of Issue and each Processing Date thereafter.

Monthly No Lapse Guarantee Premium shall equal the No Lapse Guarantee Premium shown on page 3 divided by 12.

7.  GRACE PERIOD
----------------

On each Grace Period Testing Date, we will determine whether the total of all due and unpaid Section 9 charges as of such date are equal to or greater than the Account Value minus indebtedness as of such date. If, on any such Grace Period Testing Date, the Account Value minus indebtedness is less than the total of all due and unpaid Section 9 charges, we will then determine whether this policy is within the No Lapse Guarantee Period.

 . If this policy is within the No Lapse Guarantee Period and the No Lapse
  Guarantee Feature is in effect on the Grace Period Testing Date in question, this policy remains in full force.

 . If this policy is not within the No Lapse Guarantee Period or if the No Lapse
  Guarantee Feature is not in effect on the Grace Period Testing Date in question, this policy will be deemed to be in default and will be in danger of lapsing.

The minimum amount you must pay to cure the default is "the Default Payment". The Default Payment will be equal to a payment which, after deduction of all applicable charges listed under "Deductions from Premium Payments" in Section 1, equals: (i) any and all Section 9 charges unpaid prior to the date of default plus (ii) three times the total of all Section 9 charges for the date of default.

An amount at least equal to the Default Payment must be received within a grace period of 61 days after the date of default. We will send notice to your last known address and to the last known address of any assignee of record with us at least 31 days before the end of this grace period specifying the Default Payment which you must make to cure the default. If a payment at least equal to the Default Payment is received before the end of the grace period, there will no longer be a default. Any payment received will be processed as of the date of receipt at our Servicing Office. When payment is received, any Section 9 charges which are past due and unpaid will be deducted from the Account Value.

If there is a default and a payment at least equal to the Default Payment is not received by the end of the grace period, then this policy will lapse and will no longer be in full force. Upon a lapse of this policy, the remaining Surrender Value, if any, will be paid to the Owner.

If the Insured dies during the grace period, the proceeds will be reduced by the
Section 9 charges due and unpaid on the date of the Insured's death.

8. ACCOUNT VALUE
----------------

The Account Value as of the end of any Valuation Period is derived as follows:

   (a) We will determine the value of each Subaccount as of the close of business on the last day of the Valuation Period in accordance with
       Section 13. (Call our Servicing Office to determine when the "close of business" currently occurs.)

   (b) We will then determine the share of this policy in each Subaccount and the total value of such shares.

   (c) We will then add any amount of Loan Assets, as defined in Section 10.

   (d) We will then add any Net Premium received during the Valuation Period to the value derived in (c) above.

If applicable, we will then compute and deduct all Section 9 charges in the manner specified in Section 9.

NUMBER OF SHARES IN VARIABLE ACCOUNTS

When transactions are made which affect a Variable Account, dollar amounts are converted to number of shares. The number of shares for a transaction is determined by dividing the dollar amount of the transaction by the unit value of the Variable Account as of the end of the Valuation Period in which the transaction occurs.

The number of shares increases when:

  (a) any portion of a Net Premium is credited to that Variable Account;

  (b) transfers from the Fixed Account or other Variable Accounts are credited to that Variable Account; or

  (c) any portion of a loan is repaid to that Variable Account.

The number of shares in a Variable Account decreases when:

  (a) any portion of a loan is taken from that Variable Account;

  (b) any portion of the charges described in Section 9 is deducted from that Variable Account;

  (c) any portion of a partial withdrawal is made from that Variable Account; or

  (d) a transfer is made from that Variable Account to the Fixed Account or other Variable Account.

UNIT VALUE OF VARIABLE ACCOUNTS

The unit value will vary from Valuation Date to Valuation Date to reflect the investment performance of the Variable Account. The unit value in any Variable Account is $10.00 (ten dollars) on the first Valuation Date for the Variable Account. The unit value at the end of any subsequent Valuation Period is equal to the unit value at the end of the preceding Valuation Period multiplied by the Net Investment Factor for that Variable Account for that Valuation Period.

NET INVESTMENT FACTOR

The Net Investment Factor is determined for each Variable Account for each Valuation Period. The Net Investment Factor equals the amount of investment income and capital gains and losses (realized and unrealized) of the Variable Account, reduced by any amount charged against the Variable Account for taxes paid, divided by the total assets of the Variable Account at the beginning of the Valuation Period.

9. CHARGES
----------

On the Date of Issue and on every Processing Date, we will deduct, in order, each of the charges (a) through (d) from the Account Value, where:

   (a)  is the Asset-Based Risk Charge

   (b) is the sum of the charges for Riders which are part of the policy, if any, provided such charges are deducted from the Account Value;

   (c) is the sum of all charges for ratings, if applicable; and

   (d)  is the Cost of Insurance Charge.

The Cost of Insurance Charge on the Date of Issue or on any Processing Date is an amount equal to the applicable Applied Monthly Rate on that date divided by 1,000, multiplied by the Net Amount at Risk on that date.

                                                                          E0900V

Each Cost of Insurance Charge is deducted in advance of the insurance coverage to which it applies.

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

   (a) is the Account Value at the end of the immediately preceding Valuation Period less all charges due on the Date of Issue or Processing Date;

   (b) (i) is the Sum Insured divided by 1.0032737 for death benefit Option A; or (ii) is the Sum Insured divided by 1.0032737, plus the Account Value for death benefit Option B; and

   (c) is the amount defined in (a) multiplied by the applicable Required Additional Death Benefit Factor described in Section 4.

The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance Charge. We will determine the Applied Monthly Rates to be used for this policy. The Applied Monthly Rates will be based on our expectations of future mortality experience. They will be reviewed at least once every 5 Policy Years. Any change in Applied Monthly Rates will be made on a uniform basis for insureds of the same sex, Issue Age, and premium class, including smoker status, and whose policies have been in force for the same length of time.

10. LOANS
---------

You may borrow money from us on receipt at our Servicing Office of a completed form satisfactory to us assigning the policy as the only security for the loan.

Loans may be made after the first Policy Year if a Loan Value is available.
Each loan must be for at least $1,000. We may defer loans as provided by law or as provided in Section 20.

The Loan Value while the policy is in full force will be an amount equal to (i) the Surrender Value, less (ii) 12 times the monthly charges then being deducted from the Account Value, less (iii) an amount determined as follows:

 .  Deduct (ii) above from (i) above.

 . Multiply the result by the difference between the effective annual rate then being charged on loans and the effective annual rate then being credited on Loan Assets.

Values will be determined, subject to Section 20, at the end of the Valuation Period in which the loan application is received at our Servicing Office.

The interest charged on any loan will be at an effective annual rate of 4.75% for years 1-10, 4.5% for years 11-20 and 4.25% thereafter. Loan interest will accrue and be added to the loan daily and will bear interest from the date of accrual. Loan interest will be payable on each Annual Processing Date and on the date the loan is settled. Interest may be paid in advance at the equivalent effective rate. A loan may be repaid in full or in part at any time before the Insured's death, and while the policy is in full force.

When excess indebtedness occurs, the policy will terminate on the 31st day after the Notice Date occurs if such excess has not been repaid by that date. "Excess indebtedness" is the amount, if any, by which indebtedness exceeds an amount equal to the Account Value. "Notice Date" is the date on which notice of Excess indebtedness is mailed to you and any assignee of record with us at the address last known to us.

Loan Assets are equal to the total of all loans advanced plus interest credited on each loan amount measured from the date of the loan. When a loan is made, the amount of the loan will be transferred to Loan Assets. The interest rate credited to Loan Assets is fixed at an effective annual rate of interest of 4%. The interest credited to Loan Assets will be added daily and will bear interest from that date at the same rate.

The effective annual rate of interest credited to Loan Assets is 4%. The amount transferred to Loan Assets will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such loan is made (unless our then current rules allow you to designate different proportions in your loan request and you in fact do so). Upon loan repayment, the same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Subaccounts as stipulated in the current Subaccount Investment Option (unless our then current rules allow you to designate a different allocation with your repayment and you in fact do so).

11. SURRENDERS AND WITHDRAWALS
------------------------------

We will determine the Surrender Value of this policy, subject to Section 20, if we receive written notice requesting full surrender of this policy while this policy is in full force. We will process the request and pay the Surrender Value only if we have not received due proof that the Insured died prior to the Surrender Date. The Surrender Value will be calculated as of the Surrender Date. The Surrender Date is the end of the day in which we have received at our Servicing Office written notice requesting full surrender of this policy.

While this policy is in full force, the Surrender Value will be an amount equal to the Account Value less any indebtedness.

When this policy ceases to be in full force under Section 7, we will pay the Surrender Value, if any, to you.

You may request a withdrawal of part of the Surrender Value in accordance with our rules then in effect. The amount of the withdrawal will be removed from the Subaccounts in proportion to your policy investment in each Subaccount on the date such withdrawal is made (unless our then current rules allow you to designate a different allocation of your withdrawal and you in fact do so). For each withdrawal, we reserve the right to make a charge to the Account Value of an amount not to exceed $20. Each withdrawal must be at least $1,000. No withdrawal can be made unless the resulting Sum Insured is at least equal to the Minimum Sum Insured shown in Section 1 and the Surrender Value is equal to or greater than three times the Section 9 charges at the time of withdrawal.

All amounts withdrawn will be subtracted from the No Lapse Guarantee Premium Balance as described in Section 6 and will also be subtracted from your Account Value. Further, your death benefit will be affected as follows:

 .  With respect to determining the death benefit of the policy under Death
   Benefit Option A, an amount equal to any withdrawal and its related charge will be deducted from the Account Value until the Account Value multiplied by the appropriate Corridor Factor or Required Additional Death Benefit Factor becomes equal to the Sum Insured. After that point is reached, both the Sum Insured and the Account Value will each be reduced by an amount equal to any remaining withdrawal amounts. Your Death Benefit will continue to be determined in accordance with Section 4.

 .  With respect to determining the death benefit of the policy under Death
   Benefit Option B, an amount equal to any withdrawal and its related charge will be deducted from the Account Value. Withdrawals will not affect the Sum Insured. Your Death Benefit will continue to be determined in accordance with
   Section 4.

12. BASIS OF COMPUTATIONS
-------------------------

Minimum surrender values, reserves and net single premiums referred to in the policy, if any, are computed on the basis of the Commissioners 1980 Standard Ordinary Sex-distinct Smoker-distinct Mortality Tables with percentage ratings, if applicable, and based on the underwriting class of the Insured on the Date of Issue. The computations are made using interest at the rate of 4% a year and using continuous functions.

The Account Value while this policy is in full force is computed as described in
Section 8. A detailed statement of the method of computation of values has been filed with insurance supervisory officials of the jurisdiction in which this policy has been delivered. The values are not less than the minimum values under the law of that jurisdiction. Any values, reserves and premiums applicable to any provision for an additional benefit shall be specified in the provision and have no effect in determining the values available under the provisions of this
Section 12.

13. SEPARATE ACCOUNT AND FIXED ACCOUNT
--------------------------------------

We will allocate Net Premiums, other credits, and charges to the Variable Accounts and the Fixed Account in accordance with Section 14. We will allocate a proportional share of the investment results of the Variable Accounts to this policy. We also reserve the right to make a charge for any applicable income taxes.

The assets of the Variable Accounts will be invested in shares of corresponding Funds of a Series Fund. The Funds will be valued at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Account when determining the value of a Variable Account. The Variable Accounts available on the Date of Issue of this policy are shown in the Prospectus for this policy, along with any investment management fees and other expenses associated with the corresponding Funds.

The assets of the Separate Account are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account.

                                                                          E1100V

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the owners of policies such as this or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

Examples of the changes we may make include the following:

   (a) To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

   (b) To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

   (c) To transfer any assets in a Variable Account to another Variable Account; or to add, combine or remove Subaccounts.

   (d) To substitute, for the investment company shares held in any Subaccount, another class of shares of the investment company or the shares of another investment company or any other investment permitted by law.

   (e) To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

If any of these changes results in a material change in the underlying investments of Variable Accounts to which the reserves for this policy are allocated, we will notify you of such change. You may then make a new election under the investment policy change provisions in Section 15.

14. ALLOCATION TO SUBACCOUNTS
-----------------------------

All Net Premiums credited to the Account Value prior to the 20th day after the Date of Issue will automatically be invested in the Money Market Subaccount. On the 20th day after the Date of Issue, we will reallocate the amount in the Money Market Subaccount attributable to any such Net Premiums in accordance with the Subaccount Investment Option then in effect. We will allocate all other Net Premiums and all other credits among the Subaccounts in accordance with this Subaccount Investment Option then in effect. The initial Subaccount Investment Option is chosen in the application. You may elect to change the Subaccount Investment Option at any time. A change will be effective at the end of the Valuation Period in which we receive notice satisfactory to us; however, fund transfers will not be made if this policy is in a grace period. We reserve the right to impose limits on the number and frequency of such changes. All percentages must be expressed as whole numbers. The minimum percentage that may be allocated to any Subaccount and the maximum number of Subaccounts in which assets may be held will be subject to our administrative rules in effect at the time of election. Unless we agree otherwise, we will allocate any charges under
Section 9 among the applicable Subaccounts in proportion to the value of your policy investment in each Subaccount on the date of the charge.

ACCOUNT TRANSFER RESTRICTIONS

General Restrictions
--------------------

Subject to the limitations in this Section, you may elect to transfer amounts among the Subaccounts at any time while this policy is in full force. We reserve the right to (i) impose limits on the number of such transfers in any Policy Year to any number equal to or greater than 12, (ii) impose limits on the frequency of such transfers, and (iii) impose a charge for each transfer that exceeds any policy year limit equal to or greater than 12. Such charge will not exceed $25 per transfer. A transfer will be effective at the end of the Valuation Period in which we receive notice satisfactory to us. The maximum number of Subaccounts in which assets may be held will be subject to our administrative rules in effect at the time of transfer.

Restrictions on Transfers to and from Subaccounts
-------------------------------------------------

Without our prior approval, the maximum amount which may be transferred to or from a Subaccount in any Policy Year is $1,000,000.

Restrictions on Transfers to and from the Fixed Account
-------------------------------------------------------

At any time during the first two Policy Years, you may elect to transfer all assets held in the Variable Accounts to the Fixed Account. No charge will be made for any such transfer, regardless of the number of transfers previously made. We reserve the right to impose restrictions on transfers to the Fixed Account after the first two Policy Years. Transfers from the Fixed Account will be permitted only once in each Policy Year. The maximum transfer amount in each Policy Year is 20% of the value of the Fixed Account as of the effective date of the transfer, or $500, if greater. We may defer the transfer for up to 6 months after the date your election would have been effective.

15.  INVESTMENT POLICY CHANGE
-----------------------------

The investment policy of the Variable Accounts shall not be materially changed unless a statement of the change is filed with any jurisdiction required such filing. In the event of such a change in investment policy, and while this policy is in full force, you may elect a transfer in accordance with Section 14 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of such change and the other available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made). Any such transfer will be effective as of the end of the Valuation Period in which we receive the notice.

16. ANNUAL REPORT TO OWNER
--------------------------

While this policy is in full force, we will furnish annually to the Owner a statement which shows:

(a) The Death Benefit (in accordance with the Death Benefit Option elected) and the Account Value ,both as of the date of the report;

(b) Payments received and charges made since the last report;

(c) Withdrawals since the last report; and

(d) Loan information.

We will furnish any other reports that may be required by law or regulation.

17. REINSTATEMENT
-----------------

If this policy lapses under Section 7, it may be reinstated within 3 years after the beginning of the grace period.

The date of reinstatement is the date on which we determine that all 3 requirements below have been satisfied:

 (1) Receipt of a written application for reinstatement.

 (2) Receipt of evidence of insurability satisfactory to us.

 (3) Receipt of a payment which, after deduction of all applicable charges listed under "Deductions from Premium Payments" in Section 1, is at least equal to the sum of (i) all unpaid charges described in Section 9, plus interest on each such charge from the date due up to and including the date of reinstatement at an annual effective rate of 6%, compounded annually, plus (ii) the total of all Section 9 charges for the three Processing Dates next following the date of reinstatement, where the charges for each of the next three Processing Dates are assumed to be equal to such charges on the date of default.

Requirements (2) and (3) above must be satisfied within 60 days after the date we receive the application for reinstatement.

On the date of reinstatement (i) the death benefit of this policy will be the same as if no lapse had occurred and (ii) this policy will have indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement.

The Account Value on the date of reinstatement will be the payment received in connection with the reinstatement less the sum of all Section 9 charges that would have been made from the date of lapse to the date of reinstatement if this policy had not lapsed and less interest on each such charge at an effective annual rate of 6%, compounded annually, from the date such charge would have been due up to and including the date of reinstatement.

18. OWNER AND BENEFICIARY
-------------------------

The Owner and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision. You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice. If there is no surviving Beneficiary upon the death of the Insured, you will be the Beneficiary, but if you were the Insured, your estate will be Beneficiary.

While the Insured is alive, you may change the Owner and Beneficiary by written notice. You may also revoke any change of Owner prior to its effective date by written notice. No change or revocation will take effect unless we acknowledge receipt on the notice. If such acknowledgment occurs, then (i) a change of Beneficiary will take effect on the date the notice is signed, and (ii) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed. A change or revocation will take effect whether or not you or the Insured is alive on the date we acknowledge receipt. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt.

                                                                          E1300V

19. INTEREST ON PROCEEDS
------------------------

We will pay interest on proceeds paid in one sum in the event of the Insured's death from the date of death to the date of payment. The rate will be the same as declared for Option 1 in Section 27, Settlement Provisions, or such greater rate as is required by law.

20. DEFERRAL OF DETERMINATIONS AND PAYMENTS
-------------------------------------------
We reserve the right to defer payment of the Surrender Value from the Fixed Account for a period up to six months.

During any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission ("the SEC") has determined that a state of emergency exists which may make payment impractical, or the SEC by order permits postponement for the protection of our policyholders, we reserve the right to do the following:

   (1) To defer determination of the Account Value, and if such determination has been deferred, to defer:

       (a) determination of the values for a loan as of the end of the day we receive the loan application at our Servicing Office, and payment of the loan; and

       (b) payment or application of any Death Benefit in excess of the Sum Insured.

   (2) To defer determination, application, processing or payment of a Surrender Value or any other policy transaction dependent upon Account Value.

A deferral, as described above, will be applicable only if any portion of the Account Value is invested in a Variable Account.

Except as provided in this provision we will make payment of the Death Benefit, any Surrender Value, any withdrawal, or any loan amount within 7 days of the date it becomes payable.

21. CLAIMS OF CREDITORS
-----------------------

The proceeds and any income payments under this policy will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

22. ASSIGNMENT
--------------

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insured and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Servicing Office. We assume no responsibility for the validity or sufficiency of any assignment.

23. INCONTESTABILITY
--------------------

This policy, except any provision for reinstatement or policy change requiring evidence of insurability, shall be incontestable after it has been in force during the lifetime of the Insured for two years from its Date of Issue, except for fraud, policy lapse under Section 7 or policy termination under Section 10.

A reinstatement and any policy change requiring evidence of insurability shall be incontestable after it has been in force during the lifetime of the Insured for two years from the effective date of such reinstatement or policy change, except for fraud, policy lapse under Section 7 or policy termination under
Section 10.

Any premium payment which we accept under Section 5 subject to insurability shall be considered a policy change for purposes of this Section. Any increase in the Death Benefit resulting from such payment shall be governed by the immediately preceding paragraph.

24. MISSTATEMENTS
-----------------

If the age or sex of the Insured has been misstated, we will adjust the Sum Insured and every other benefit to that which would have been purchased at the correct age or sex by the most recent Cost of Insurance charge deducted under
Section 9.

25. SUICIDE EXCLUSION
---------------------
If the Insured commits suicide, while sane or insane, within 2 years from the Date of Issue, this policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the Premiums paid less the amount of any indebtedness on the date of death and less any withdrawals under Section 11. If the Insured commits suicide, while sane or insane, after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under Section 5, the benefits payable under this policy will not include the amount of such Death Benefit increase but will include the amount of such Premium.

26. THE CONTRACT
----------------

The written application for this policy is attached at issue. The entire contract between the applicant and us consists of this policy, such application, and any riders and endorsements. However, additional written requests or applications for policy changes or acceptance of excess payment under Section 5 may be submitted to us after issue and such additional requests may become part of this policy. All statements made in any application shall, in the absence of fraud, be deemed representations and not warranties. We will use no statement made by or on behalf of the Insured to defend a claim under this policy unless it is in a written application. Policy Years, policy months, and policy anniversaries are measured from the Date of Issue.

Any reference in this policy to a date means a calendar day ending at midnight local time at our Servicing Office.

An exchange of this policy for a new policy on a different plan may be made by agreement between you and us in accordance with our published rules in effect at that time.

No Rider provisions will be in effect after this policy ceases to be in full force.

We reserve the right to make any changes necessary in order to keep this policy in compliance with any changes in federal or state tax laws. We also reserve the right to waive certain restrictions and limitations which, if implemented, will be administered on a nondiscriminatory basis. Other changes in this policy may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of this policy, or to extend credit or to make an agreement for us.

                                                                          E1500V

27. SETTLEMENT PROVISIONS
-------------------------

OPTIONAL METHODS OF SETTLEMENT

In place of a single payment, an amount of $1,000 or more payable under this policy as a benefit or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the choice of any one of the options below, or any additional options we, in our sole discretion, may make available after issue. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

OPTION 1-- Interest Income at the declared rate but not less than 3.5% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

OPTION 2A-- Income of a Specified Amount, with payments each year totaling at least 1/12th of the proceeds, until the proceeds plus interest is paid in full. We will credit interest on unpaid balances at the declared rate but not less than 3.5% a year.

OPTION 2B-- Income for a Fixed Period with each payment as declared but not less than that shown in the Table for Option 2B.

OPTION 3-- Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within that period, we will pay the present value of the remaining payments. In determining present value, we will use the same interest rate used to determine the payments for this option.

OPTION 4-- Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

OPTION 5-- Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may choose an option by written notice to us: (a) while the Insured is alive; and (b) before the proceeds become payable. If you have made no effective choice, the Payee may make one by written notice within: (a) 6 months after the death of the Insured; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

No choice of an option may provide for payments of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval.

The Payee under an option shall be the Insured, if living, and otherwise the Beneficiary.

No option may be chosen without our consent if the proceeds are payable: (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association, or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee's estate.

TABLE FOR SETTLEMENT OPTIONS 2B, 3, 4, AND 5
(MONTHLY PAYMENTS FOR EACH $1,000 OF PROCEEDS APPLIED)


       OPTION 2B
  Income for a Fixed                                            OPTION 3
       Period                  Age of Payee at     Life Income with Guaranteed Period    OPTION 4       OPTION 5
-----------------------        Birthday Nearest  ------------------------------------   Life Income    Life Income
Period of                       Date of First                                             without       with Cash
 Years        Payment              Payment             10 Years          20 Years         Refund         Refund
-----------------------    ----------------------------------------------------------------------------------------

    1          4.46                 40                  3.53               3.50           3.54           3.46
    2          2.86                 41                  3.57               3.54           3.58           3.50
    3          8.99                 42                  3.62               3.58           3.63           3.54
    4          2.06                 43                  3.66               3.62           3.68           3.58
    5          7.91                 44                  3.77               3.66           3.73           3.62
    6          5.14                 45                  3.76               3.71           3.78           3.66
    7          3.16                 46                  3.82               3.75           3.83           3.71
    8          1.68                 47                  3.87               3.80           3.89           3.75
    9          0.53                 48                  3.93               3.85           3.95           3.80
    10         9.61                 49                  3.99               3.90           4.02           3.85
    11         8.86                 50                  4.05               3.95           4.08           3.91
    12         8.24                 51                  4.12               4.01           4.15           3.96
    13         7.71                 52                  4.19               4.06           4.22           4.02
    14         7.26                 53                  4.26               4.12           4.30           4.08
    15         6.87                 54                  4.34               4.18           4.38           4.15
    16         6.53                 55                  4.42               4.24           4.47           4.21
    17         6.23                 56                  4.50               4.31           4.56           4.28
    18         5.96                 57                  4.59               4.37           4.66           4.36
    19         5.73                 58                  4.69               4.44           4.76           4.44
    20         5.51                 59                  4.79               4.50           4.87           4.52
    21         5.32                 60                  4.89               4.57           4.99           4.60
    22         5.15                 61                  5.00               4.64           5.11           4.69
    23         4.99                 62                  5.12               4.71           5.25           4.78
    24         4.84                 63                  5.24               4.77           5.39           4.88
    25         4.71                 64                  5.37               4.84           5.54           4.99
    26         4.59                 65                  5.50               4.91           5.70           5.09
    27         4.47                 66                  5.64               4.97           5.87           5.21
    28         4.37                 67                  5.79               5.03           6.06           5.33
    29         4.27                 68                  5.94               5.09           6.26           5.46
    30         4.18                 69                  6.10               5.14           6.47           5.59
-----------------------
 Annual, Semi-annual,               70                  6.27               5.19           6.69           5.73
 or quarterly payments              71                  6.44               5.24           6.94           5.88
 under Option 2B are                72                  6.61               5.28           7.20           6.04
 11.839, 5.963, and                 73                  6.79               5.32           7.48           6.20
 2.993 respectively                 74                  6.98               5.36           7.79           6.38
 times the monthly                  75                  7.16               5.38           8.11           6.56
 payments.                          76                  7.35               5.41           8.47           6.75
-----------------------             77                  7.54               5.43           8.84           6.96
                                    78                  7.72               5.45           9.25           7.17
                                    79                  7.91               5.46           9.69           7.39
                                    80                  8.08               5.48          10.17           7.64
                                    81                  8.25               5.49          10.68           7.88
                                    82                  8.41               5.49          11.23           8.13
                                    83                  8.56               5.50          11.82           8.43
                                    84                  8.71               5.50          12.46           8.70
                                    85 & over           8.83               5.51          13.14           8.99
                            ----------------------------------------------------------------------------------------
                             Options 3, 4 and 5 are available only at the ages as shown.
                           ----------------------------------------------------------------------------------------

                                                                          E1700V

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

Communications about this policy may be sent to the Company's Servicing Office, which is currently at [P.O. Box 111, Boston, Massachusetts 02117].

Variable Life Insurance policy
Flexible Premiums
Death Benefit payable at death of Insured
Not eligible for dividends
Benefits, premiums and the Premium Class are shown in the Policy Specifications.

00EVUL                           EBP00V                    Printed in the USA


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